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                                                                       Exhibit 2



                            STOCK PURCHASE AGREEMENT


               THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of March 5, 1998, is made by and among American Cellular Corporation, a Delaware corporation (the "Company"), and the parties listed on Exhibit A to this Agreement (the "Purchasers").
                                    RECITALS

               A. Each Purchaser desires to invest in the Company the aggregate sum set forth opposite each Purchaser's name on Exhibit A through the purchase of shares of the Company's Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), and shares of the Company's Series A Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"). Subject to the terms of this Agreement, the Purchasers shall initially purchase an aggregate of 250,000 shares of Class A Common Stock (the "Initial Shares") and shall, at the request of the Company, purchase an aggregate of 325,000 shares of Series A Preferred Stock (the "Committed Shares" and, collectively with the Initial Shares, the "Shares"), in each case in the respective amounts set forth opposite each Purchaser's name on Exhibit A. The Series A Preferred Stock shall have the rights set forth in the form of the Certificate of Designations of the Series A Preferred Stock of American Cellular Corporation, attached hereto as Exhibit B (the "Certificate").

               B. Simultaneously with the execution of this Agreement, the Purchasers and the Company will enter into (a) the Stockholders Agreement (the "Stockholders Agreement") in the form attached hereto as Exhibit C, and (b) the Registration Rights Agreement (the "Registration Rights Agreement") in the form attached hereto as Exhibit D.

               C. This Agreement, the Stockholders Agreement and the Registration Rights Agreement are being entered into in contemplation of the merger (the "Merger") of the Company with and into PriCellular Corporation, a Delaware corporation ("PCC"), pursuant to an Agreement and Plan of Merger to be executed by the Company and PCC (the "Merger Agreement"), which provides for, among other things, a merger price of $14.00 per share of common stock of PCC.

               D. The proceeds from the Purchasers' purchase of the Initial Shares and the Committed Shares shall be used solely to consummate the Merger, and the transactions relating thereto, and to pay any Transaction Costs (as defined in Section 4.2).

                                    AGREEMENT

               NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

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                                   ARTICLE I.
                               ISSUANCE OF SHARES

        Each Purchaser, severally and not jointly, hereby agrees as follows:

        1.1. Purchase and Sale of Initial Shares. At the Initial Closing (as defined below), the Company shall sell to each Purchaser, and such Purchaser shall purchase from the Company, the Initial Shares, at a purchase price of $100 per share in the respective amount set forth in Exhibit A. The purchase and sale of all the Initial Shares by the Purchasers is referred to herein as the "Initial Purchase."

        1.2. Initial Closing. The closing for the Initial Purchase (the "Initial Closing") shall take place upon the 15th day after delivery to each of the Purchasers of an Initial Funding Notice, executed by an officer of the Company, which certifies that on the date of such notice, the Company and PCC have entered into the Merger Agreement. If such 15th day is not a Business Day, the Initial Closing shall occur on the next succeeding Business Day. As used in this Agreement, the defined term "Initial Closing" shall refer to both the event as well as the date of such closing.

        1.3. Deliveries at the Initial Closing. At the Initial Closing each Purchaser shall deliver to the Company the purchase price for the respective Initial Shares to be acquired by such Purchaser by wire transfer of immediately available funds, and the Company shall deliver to such Purchaser one or more certificates representing its respective Initial Shares, which certificates shall be duly registered in such name as the Purchaser shall have specified to the Company prior to the Initial Closing.

        1.4. Subsequent Purchase of Committed Shares. Upon receipt by each Purchaser of written notice from the Company (the "Drawdown Notice"), stating that the Company anticipates that the Merger is reasonably expected to be consummated within 20 days, such Purchaser shall, within 15 days after its receipt of the Drawdown Notice, purchase at a purchase price of $1,000 per share, all of the Committed Shares to be acquired by such Purchaser, as set forth on Exhibit A. The purchase of all the Committed Shares by all the Purchasers is referred to herein as the "Subsequent Purchase," and the consummation of the Subsequent Purchase is referred to herein as the "Subsequent Closing."

        1.5. Certificate of Designations; HSR Filing. On or prior to the Subsequent Closing, (a) the Company shall have duly adopted and filed with the Secretary of State of the State of Delaware the Certificate, and (b) any waiting period, if applicable, under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have terminated or expired.

        1.6.   Deliveries at Subsequent Closing.  At the Subsequent Closing:

               1.6.1. The Company shall deliver to each Purchaser one or more certificates representing its respective Committed Shares;

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               1.6.2. The Company shall deliver to each Purchaser a certificate, executed by the Secretary of the Company, dated the date of the Subsequent Closing, which certifies the resolutions adopted by the directors of the Company duly authorizing all transactions contemplated at the Subsequent Closing; and

               1.6.3. Each Purchaser shall deliver to the Company the purchase price for such Purchaser's respective Committed Shares by wire transfer of immediately available funds.

               For purposes of this Agreement, the Initial Closing and Subsequent Closing are sometimes referred to herein individually as a "Closing" and collectively as the "Closings."

                                   ARTICLE II.
                       CERTAIN REPRESENTATIONS, WARRANTIES
                        AND AGREEMENTS OF THE PURCHASERS

        Each Purchaser, severally and not jointly, hereby represents, warrants and agrees as follows:

        2.1.   Transfer Restrictions and Stock Legend.

               2.1.1. Acknowledgment. Such Purchaser understands that (a) a transfer of any of the Shares to be purchased by it hereunder will not be valid unless a Registration Statement under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Act") is in effect as to such transfer or in the opinion of counsel for the Company such registration is unnecessary in order for such transfer to comply with the Act; and (b) such Shares shall bear the legends set forth in the Stockholders Agreement.

               2.1.2. Removal. The Company will remove the restrictive legends referenced above upon request of such Purchaser provided that the restrictions described in such legends are no longer applicable and such Purchaser has provided the Company with evidence satisfactory to the Company that the conditions to the termination of such restrictions have been met.

        2.2. Securities Unregistered. Such Purchaser acknowledges that it has been advised that (a) the Shares to be acquired by it have not been registered under the Act, (b) such Shares must be held indefinitely, and such Purchaser must continue to bear the economic risk of the investment in such Shares, unless such Shares are registered under the Act or an exemption from such registration is available, (c) when and if such Shares may be disposed of without registration in reliance on Rule 144 under the Act, such disposition can be made only in limited amounts in accordance with the terms and conditions of said Rule 144, and (d) a notation shall be made in the appropriate records of the Company indicating that such Shares are subject to restrictions on transfer and, subject to applicable provisions of this Agreement and the Stockholders Agreement, if the Company engages the services of a stock transfer agent for the Shares, appropriate stop transfer restrictions will be issued to such transfer agent with respect to the Shares.

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        2.3. Investment Representations. Such Purchaser (a) is acquiring the
Shares for investment for its own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof, except in compliance with applicable laws regulating securities; (b) was not organized for the purpose of acquiring the Shares; (c) does not have any contract, undertaking, agreement or arrangement with any Person (as defined below) to sell, transfer or grant participations to such Person or to any third Person, with respect to the Shares; (d) is an "Accredited Investor" as that term is defined in Rule 501 of Regulation D under the Act, (e) has been given the opportunity to obtain any information or documents relating to, and to ask questions and receive answers about, the Company and the business and prospects of the Company which it deems necessary to evaluate the risks and merits related to its investment in the Shares, and (f) has a financial condition such that it can afford to bear the economic risk of holding the unregistered Shares for an indefinite period of time and has adequate means for providing for its current needs and contingencies. For purposes of this Agreement, "Person" shall mean any individual, partnership, limited liability company, corporation, joint venture, trust, unincorporated organization, or any other entity, or a government or any department, agency or political subdivision thereof.

        2.4. Authority; Authorization; No Conflicts. (i) Such Purchaser has full organizational power and authority to enter into this Agreement, the Stockholders Agreement and the Registration Rights Agreement, that such agreements have been duly authorized, executed and delivered by it, that all organizational action on the part of such Purchaser or its shareholders, partners or members necessary for the authorization, execution, delivery and performance of such agreements and the consummation of the transactions contemplated hereby and thereby have been taken, and that such agreements are the legal valid and binding obligations of such Purchaser, enforceable in accordance with their respective terms; and (ii) the execution, delivery and performance by such Purchaser of this Agreement, the Stockholders Agreement and the Registration Rights Agreement will not result in any violation of and will not conflict with, or result in a breach of any of the terms of or constitute a default under, any provision of federal or state law to which such Purchaser is subject, such Purchaser's governing documents or any mortgage, indenture, agreement, instrument, judgment, decree, order, rule or regulation or other restriction to which such Purchaser is a party or by which it is bound or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of its properties or its other assets.

        2.5. Brokers, Intermediaries and Finder's Fees. No finder, broker, agent, financial adviser or other intermediary has acted on behalf of such Purchaser in connection with the purchase of the Shares to be acquired by it pursuant to this Agreement or the negotiation or consummation of this Agreement.

        2.6. Survival of Purchaser' Representations and Warranties. The representations and warranties set forth in this Article 2 shall survive the Closings.


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                                  ARTICLE III.
                       CERTAIN REPRESENTATIONS, WARRANTIES
                          AND AGREEMENTS OF THE COMPANY

        The Company represents and warrants to the Purchasers as follows:

        3.1. Organization, Standing, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and its other assets and to carry on its business as currently conducted, and to enter into this Agreement, the Registration Rights Agreement and the Stockholders Agreement. Attached hereto as Schedule 3.1A is a complete and correct copy of the Certificate of Incorporation of the Company, and all amendments thereto, as the Certificate of Incorporation will be in effect at the Initial Closing, and attached hereto as Schedule 3.1B is a complete and correct copy of the By-laws of the Company as they will be in effect at the Initial Closing. Except for the Certificate, as of the Initial Closing, no further amendment or modification of the Certificate of Incorporation or By-laws of the Company not set forth in Schedule 3.1A or
Schedule 3.1B has been authorized by the stockholders or Board of Directors of the Company or is otherwise contemplated by the Company. As of the Initial Closing, the Company holds no equity interest in any Person. Since the date of its incorporation, the Company has not engaged in any activities other than in connection with negotiating the terms of the Merger Agreement and the transactions contemplated thereby and in connection with arranging the financing required to consummate the Merger and the other transactions contemplated by the Merger Agreement.

        3.2. Qualification. The Company is duly qualified or licensed and in good standing as a foreign corporation authorized to transact business in each jurisdiction where the conduct of its business or the ownership of its properties or other assets requires such qualification and the failure to be so qualified or licensed would have a material adverse effect on the assets, condition or business of the Company.

        3.3. Authorization; No Conflicts. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance by the Company of this Agreement, the Stockholders Agreement and the Registration Rights Agreement and for the authorization, offer, issuance and delivery of the Initial Shares has been taken and with respect to the Committed Shares, will be taken on or prior to the Subsequent Closing. Prior to the Subsequent Closing, the Company shall duly adopt and file the Certificate with the Secretary of State of Delaware. Each of this Agreement, the Stockholders Agreement and the Registration Rights Agreement has been duly authorized, executed and delivered by the Company and each such agreement is the valid and binding obligation of the Company, enforceable in accordance with its terms. The execution, delivery and performance by the Company of this Agreement, the Stockholders Agreement and the Registration Rights Agreement, and the offer, issuance and delivery of the Shares will not result in any violation of, and will not conflict with or result in a breach of, any of the terms of, or constitute a default under, any provision of federal or state law to which the Company or any of its properties or its other assets is subject, the Company's Certificate of Incorporation (upon filing of the


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Certificate), the Company's By-laws or any mortgage, indenture, instrument or material agreement, or judgment, decree, order, rule or regulation or other restriction to which the Company is a party or by which it is bound or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of its properties or its other assets.

        3.4. Capitalization. The authorized capital stock of the Company consists of 500,000 shares of common stock and 1,000,000 shares of preferred stock. Two classes of Common Stock have been authorized, being 475,000 shares of Class A Common Stock and 25,000 shares of Class B Common Stock. At the Initial Closing, no option, warrant or other right for the purchase of any shares of capital stock, or any security convertible or exchangeable therefor, of the Company is outstanding, except as contemplated by this Agreement and the Stockholders Agreement. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold in compliance with the Act and all applicable state securities laws.

        3.5. Authority and Validity of Issuance of Shares. The Shares, when issued and delivered in accordance with the terms hereof, will be duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

        3.6. The Offering. Neither the Company nor anyone acting on behalf of the Company has directly or indirectly offered the Shares to be delivered to the Purchasers, any part thereof, or any similar security of the Company for delivery to, or solicited any offer from, anyone other than the Purchasers and other investors to whom such offers can be made without requiring the registration of the Shares under the Act or state securities laws.

        3.7. Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Person is required in connection with the offer, sale or issuance of the Shares, or the consummation of any other transaction contemplated hereby, other than filings pursuant to state and federal securities laws and the HSR Act and the filing of the Certificate with the Secretary of State of the State of Delaware.

        3.8. Brokers, Intermediaries and Finder's Fees. No finder, broker, agent, financial adviser or other intermediary has acted on behalf of the Company in connection with the offering of the Shares pursuant to this Agreement or the negotiation or consummation of this Agreement. The Company hereby agrees to indemnify and to hold the Purchasers harmless of any claim, demand, liability or action for any commission or compensation in the nature of a finder's, broker's, advisory or placement fee payable to any Person for which the Company or any of its respective officers, directors, employees, partners, stockholders, agents or representatives are responsible and for the costs and expenses of defending against such liability or asserted liability.

        3.9. Registration Rights. Other than pursuant to the Stockholders Agreement and the Registration Rights Agreement, the Company is not, as of the Initial Closing, under any obligation to register under the Act or state securities laws any of its then outstanding securities or any of its securities that may subsequently be issued pursuant to any then existing convertible or exercisable securities.

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        3.10. Stockholders Agreements. Other than pursuant to this Agreement, the Stockholders Agreement and agreements with employees or prospective employees of the Company, as of the Initial Closing, there are no agreements among the Company and any of the Company's stockholders, in their capacities as such, or, to the knowledge of the Company, among any of the Company's stockholders.

        3.11. Other Equity Securities. The Company has not issued or agreed to issue any equity securities to any Person except (i) to the Purchasers as contemplated by this Agreement and (ii) issuances of equity securities (including rights to purchase equity securities) to employees or prospective employees of the Company on terms and conditions set forth on Schedule 3.11 (as such terms and conditions as may be amended from time to time in accordance with the Stockholders Agreement) or otherwise in accordance with the Stockholders Agreement.

                                   ARTICLE IV.
                   COVENANTS OF THE COMPANY AND THE PURCHASERS

        4.1. Other Purchases; Most Favored Nation. Prior to the Merger, the Company will not issue any equity securities to any Person, except for (i) issuances of Class A Common Stock and Series A Preferred Stock on the same terms and at the same price or a greater price as the Initial Shares are being issued, or the Committed Shares will be issued, pursuant to this Agreement, (ii) issuances of equity securities (including rights to purchase equity securities) to employees or prospective employees of the Company on terms set forth on
Schedule 3.11 (as such terms may be amended from time to time in accordance with the Stockholders Agreement) or (iii) issuances in accordance with the Stockholders Agreement; provided that the Company may issue Class A Common Stock and Series A Preferred Stock at a lesser price than the Class A Common Stock and Series A Preferred Stock, as the case may be, if the Company pays the Purchasers the difference between the price paid pursuant to this Agreement and such lower price multiplied by the number of Initial Shares or Committed Shares, as the case may be, purchased by them.

        4.2. Fees and Expenses; Break-Up Fees. The Purchasers agree that the Company may pay all fees and expenses incurred by or on behalf of the Company in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, including, without limitation, the fees and expenses of counsel, accountants, consultants, financial advisors, any costs relating to the settlement or litigation of any disputes and other administrative costs ("Transaction Costs"). Each Purchaser shall be entitled to receive from the Company its pro rata, based on such Purchaser's dollar investments in the Company at the Initial Closing, share of the net amount of any break-up fee or damages received by the Company as a result of a breach or termination of the Merger Agreement.

        4.3. Publicity. Except as required by applicable law, the Company shall at no time use the name of any Purchaser or of any of its respective Affiliates in any press release or public statement without obtaining the prior written consent of such Purchaser. If such disclosure is required by applicable law, then the Company shall inform such Purchaser prior to such disclosure.

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                                   ARTICLE V.
                                  MISCELLANEOUS

        5.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time:

               5.1.1. by either the Company or any Purchaser (as to itself but not other Purchasers), if by March 9, 1998, Persons agreeing hereunder to purchase an aggregate of at least $25 million in Series A Common Stock and $325 million in Series A Preferred Stock have not then yet executed this Agreement;

               5.1.2. by either the Company or any Purchaser (as to itself but not other Purchasers) if the Merger Agreement shall not have been entered into by March 9, 1998; or

               5.1.3. by either the Company or any Purchaser (as to itself but not other Purchasers) if the Merger Agreement shall have been terminated.

        5.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 5.1, the Purchasers shall have no obligation to purchase the Committed Shares and this Agreement shall otherwise forthwith become void, and except for this Section 5.2, there shall be no liability on the part of any party. Upon the termination of this Agreement, the Company shall be dissolved and liquidated in accordance with Section 7.3 of the Stockholders Agreement.

        5.3. No Assignment; Effect of Merger. No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, except as permitted under the Stockholders Agreement. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claims under or with respect to this Agreement or any provision of this Agreement (other than a Person which has incurred Transaction Costs). Following consummation of the Merger, the term "Company" shall refer to the surviving corporation of the Merger.

        5.4. Survival. The representations and warranties made by the parties shall survive the Closings. Except as otherwise expressly provided herein, the respective covenants of the parties hereto shall survive until the later of such time as all of the Shares cease to be outstanding or the termination of the Stockholders Agreement in accordance with its terms. All statements as to factual matters contained in any certificate or exhibit delivered by or on behalf of the Company pursuant hereto shall be deemed to be the representations and warranties of the Company hereunder as of such date of such certificate or exhibit.

        5.5. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to a party, upon any breach or default of the other party under this Agreement, shall impair any such right, power or remedy of the party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of

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any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement, or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

        5.6. Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given (a) upon personal delivery to the person to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after deposit in the United States mail, by registered or certified mail, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt addressed as follows:

               (a)    If to the Company, to:

                      American Cellular Corporation
                      c/o Spectrum Equity Investors II, L.P.
                      245 Lytton Avenue, Suite 175
                      Palo Alto, CA  94301
                      Phone:  650/464-4600
                      Fax:  650/464-4601
                      Attn:  Brion Applegate

                      with a copy to:

                      Latham & Watkins
                      505 Montgomery Street, Suite 1900
                      San Francisco, CA  94111
                      Phone:  415/391-0600
                      Fax:  415/395-8095
                      Attn:  Scott R. Haber, Esq.

                      or at such other addresses as the Company shall have specified by notice in writing to Purchasers; and

               (b) If to a Purchaser, delivered to the addresses set forth on the signature page hereto or at such other addresses as such Purchaser shall have specified by notice in writing to the Company.

        5.7. Entire Agreement; Amendment. This Agreement and the documents referred to herein constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

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        5.8. Specific Performance. Each Purchaser and the Company acknowledges that any violation of this Agreement will result in irreparable injury to the non-breaching party, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to the non-breaching party for such a violation. Accordingly, each Purchaser and the Company agrees that if any of the Purchasers and/or the Company violates any provision of this Agreement, in addition to any other remedy which may be available at law or in equity, the non-breaching party shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages.

        5.9. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without such provision; provided that no such severability shall be effective if it materially changes the economic benefit of this agreement to any party.

        5.10. Cross-References; Titles and Subtitles. Unless expressly indicated to the contrary, all references in this Agreement to enumerated Articles, Sections, Schedules and Exhibits are to the respective Articles and Sections of, and Schedules and Exhibits to, this Agreement. All such Schedules and Exhibits are integral parts of this Agreement. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

        5.11. Non-Business Days. If the last day for performance of any act or the exercising of any right, as provided in this Agreement, shall not be a Business Day, such act may be performed or right exercised on the next succeeding Business Day, with the same force and effect as if done on the nominal day provided in this Agreement. For purposes of this Agreement, "Business Day" means a day other than a Saturday, Sunday or legal holiday or a day on which banking institutions in New York City are required or authorized by law to close.

        5.12. Applicable Law. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law.

        5.13. Attorneys' Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

        5.14. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. This Agreement shall become a legally binding and effective obligation of each Purchaser upon such Purchaser's execution and delivery of this Agreement and the execution and delivery of the Merger Agreement.



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